UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: November 6, 2009
(Date of earliest event reported)

STEVEN MADDEN, LTD.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-23702	13-3588231

(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

52-16 Barnett Avenue, Long Island City, New York 11104

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (718) 446-1800

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          (e) On November 6, 2009, Steven Madden, Ltd. (the “Company”) entered into an employment agreement with Edward R. Rosenfeld, the Company’s Chief Executive Officer and the Chairman of the Board of Directors of the Company (the “Rosenfeld Employment Agreement”).

          The Rosenfeld Employment Agreement, the full text of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference, replaces an existing employment agreement with Mr. Rosenfeld, which was to expire by its terms on December 31, 2009. Pursuant to the Rosenfeld Employment Agreement, Mr. Rosenfeld will continue to serve as Chief Executive Officer of the Company for a term commencing on November 6, 2009 and expiring on December 31, 2012, unless sooner terminated in accordance with the terms of the Rosenfeld Employment Agreement. Mr. Rosenfeld also will continue to serve as the Chairman of the Board of Directors of the Company. Mr. Rosenfeld’s base salary during the period from November 6, 2009 through December 31, 2009 will continue to be based on the annual base salary of $400,000 reflected in his previous agreement. Thereafter, Mr. Rosenfeld’s annual base salary will increase as follows: (i) to $500,000 for the period from January 1, 2010 to December 31, 2010, (ii) to $525,000 for the period from January 1, 2011 to December 31, 2011, and (iii) to $551,250 for the period from January 1, 2012 to December 31, 2012. Mr. Rosenfeld will receive a monthly automobile allowance of $1,250. In addition, the Rosenfeld Employment Agreement provides for a grant of 50,000 shares of the Company’s common stock, $0.0001 per share, subject to certain restrictions (the “Restricted Common Stock”), to be issued on November 10, 2009 under the Steven Madden, Ltd, 2006 Stock Incentive Plan, as amended. The Restricted Common Stock will vest in five equal annual installments of 10,000 shares commencing on November 10, 2010. Additional compensation and bonuses, if any, are at the absolute discretion of the Board of Directors.

          The Company may terminate Mr. Rosenfeld’s employment for Cause (as defined in the Rosenfeld Employment Agreement) in which event Mr. Rosenfeld would be entitled to receive only his accrued and unpaid compensation through the date of termination. The Rosenfeld Employment Agreement provides that in the event Mr. Rosenfeld’s employment is terminated by the Company without Cause or by the resignation of Mr. Rosenfeld for Good Reason (as defined in the Rosenfeld Employment Agreement), Mr. Rosenfeld would be entitled to receive payment of his annual base salary, payable at regular payroll intervals, from the date of termination of employment through the longer of (i) the remainder of the term or (ii) six months. In addition, if Mr. Rosenfeld’s employment is terminated by the Company without Cause or by the resignation of Mr. Rosenfeld for Good Reason during the period commencing 90 days prior to a Change of Control (as defined in the Rosenfeld Employment Agreement) and ending 180 days after a Change of Control, Mr. Rosenfeld would be entitled to receive an amount equal to the lesser of (i) the average amount of total W-2 compensation actually received by him during the preceding three calendar years multiplied by 3 and (ii) the maximum amount that is tax deductible to the Company under Section 280G of the Internal Revenue Code.

          The foregoing description of the Rosenfeld Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Rosenfeld Employment Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit	Description

10.1	Employment Agreement dated November 6, 2009 between the Company and Edward R. Rosenfeld

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 9, 2009

STEVEN MADDEN, LTD.

By:	/s/Edward R. Rosenfeld

Edward R. Rosenfeld
Chief Executive Officer